Exhibit 99.1

DBV Technologies Announces Resignation of Board Member

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Market: DBVT), (the “Company” or “DBV”), a clinical-stage biopharmaceutical company, today announced the resignation of Daniel Soland, as a member of its Board of Directors (the “Board”), effective immediately.

“On behalf of the Board, DBV’s management team and shareholders, I thank Daniel for his commitment to the Company,” said Michel de Rosen, Chairman of the Board. “Since joining the Board in 2015, Daniel’s experience, insights and expertise have been invaluable to the Board and its Compensation Committee. We wish him continued success in his future endeavors.”

“It has been a pleasure to serve on the Board and work with the DBV management team,” said Daniel Soland. “I look forward to watching the Company continue to advance the VIASKIN® Peanut patch and potentially bring a much needed treatment option to peanut allergic children and their families if approved.”

The Board of Directors will continue to operate with its 9 remaining members and will evaluate with its Nomination and Governance Committee the appropriate timing and process for the provisional appointment of a new member to fill Mr. Soland’s vacancy, subject to ratification by the Company’s shareholders at the next Annual General Meeting.

About DBV Technologies

DBV Technologies is a clinical-stage biopharmaceutical company developing treatment options for food allergies and other immunologic conditions with significant unmet medical need. DBV Technologies is currently focused on investigating the use of its proprietary VIASKIN® patch technology to address food allergies, which are caused by a hypersensitive immune reaction and characterized by a range of symptoms varying in severity from mild to life-threatening anaphylaxis. Millions of people live with food allergies, including young children. Through epicutaneous immunotherapy (EPIT), the VIASKIN® patch is designed to introduce microgram amounts of a biologically active compound to the immune system through intact skin. EPIT is a new class of non-invasive treatment that seeks to modify an individual’s underlying allergy by re-educating the immune system to become desensitized to allergen by leveraging the skin’s immune tolerizing properties. DBV Technologies is committed to transforming the care of food allergic people. The Company’s food allergy programs include ongoing clinical trials of VIASKIN Peanut in peanut allergic toddlers (1 through 3 years of age) and children (4 through 7 years of age).

DBV Technologies is headquartered in Châtillon, France, with North American operations in Warren, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing five ordinary shares) are traded on the Nasdaq Capital Market (DBVT – CUSIP: 23306J309).

For more information, please visit www.dbv-technologies.com and engage with us on X (formerly Twitter) and LinkedIn.

VIASKIN is a registered trademark of DBV Technologies.

Investor Contact

Katie Matthews

DBV Technologies

katie.matthews@dbv-technologies.com

Media Contact

Brett Whelan

DBV Technologies

brett.whelan@dbv-technologies.com